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Exhibit 11


             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                         Three Months Ended March 31,
                                            2000               1999
                                            ----               ----

Shares for computation of
 basic net income per share              6,350,428           5,818,588

Effect of dilutive stock options and
 warrants                                   48,749                   0
                                       -----------         -----------
Shares for computation of diluted
 net income per share                    6,399,177           5,818,588
                                       ===========         ===========